Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Home Solutions of America, Inc. (the "Company") on Form S-3 of our report dated March 12, 2004, on our audit of the financial statements of the Company as of December 31, 2003, and for the two years then ended, which report is included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission on March 30, 2004.  We also consent to the use of Corbin & Company, LLP's name as it appears under the caption Experts.

Corbin & Company, LLP
Irvine, California

April 1, 2004